                                                                     EXHIBIT 8.1









                             ________________, 1999



Farmers & Merchants Bank
2011 Highway 47 North
White Bluff, TN 37187


         Re: Certain Tax Opinions with Respect to Certain Federal Tax Consequences of the Referenced Transactions


Ladies and Gentlemen:

         We have acted as counsel to Farmers & Merchants Bank, a Tennessee banking corporation ("FMB"), in connection with a merger of FMB with and into First Farmers and Merchants National Bank, Columbia, a national banking association ("FFMNB"), with FFMNB as the surviving corporation. In exchange for their shares of stock of FMB, the shareholders of FMB will receive shares of stock of First Farmers and Merchants Corporation, a Tennessee corporation ("FFMC"), the parent corporation of FFMNB, plus cash in lieu of fractional shares. FMB has requested that Baker, Donelson, Bearman & Caldwell furnish its opinion, among other things, on whether the proposed transaction constitutes a tax-free reorganization under Section 368(a) of the Internal Revenue Code of 1986, as amended (the "Code").

                    I. FACTS, REPRESENTATIONS AND ASSUMPTIONS

         Pursuant to the terms of the Agreement and Plan of Merger, dated as of October 26, 1998, as amended on December 15, 1998 (the "Agreement"), by and among FFMC, FFMNB and FMB, each as will be described in an FMB Prospectus/ Proxy Statement (substantially in the form as included as Part I of the Registration Statement to which this opinion is an exhibit) (the "Proxy Statement"), FFMNB will acquire all of the assets and will assume all of the liabilities of FMB in a merger in which FMB will merge with and into FFMNB with FFMNB being the surviving corporation (the "Merger").

         In the exchange occurring in connection with the Merger, FMB shareholders (the "FMB shareholders") will exchange their respective shares of FMB stock for FFMC's stock as follows: each issued and outstanding share of FMB common stock, par value $100.00 per share ("FMB Common Stock"), shall be converted into, and become exchangeable for, the right to receive the number of shares of validly issued, fully paid and nonassessable shares of FFMC common stock, par value $10.00 per share ("FFMC Common Stock") set forth in the Agreement.

         No certificates or scrip for fractional FFMC Common Stock shall be issued upon the surrender for exchange of FMB Common Stock. FFMC shall make cash payments in lieu of such fractional shares equal to such fraction multiplied by $46.00.

         In connection with this opinion, we have examined and are familiar with originals or copies, certified or otherwise identified to our satisfaction, of various documents referenced in this letter, including, without limitation, the Agreement, the Proxy Statement and such other documents as we have deemed necessary or appropriate in order to enable us to render the opinions below. In our examination, we have assumed the genuineness of all signatures, the legal capacity of all natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified, conformed or photostatic copies and the authenticity of the originals of such copies. In rendering the opinion set forth below, we have (i) assumed that the Merger will be effected in accordance with the Agreement and
(ii) relied upon certain written representations and covenants of FFMC, FMB and Controlling Shareholders, which are annexed hereto, and have assumed that those representations and covenants will be true on the Effective Time. We have not attempted to verify independently any of the foregoing representations, assumptions and statements.

         In rendering our opinion, we have considered the applicable provisions of the Code, Treasury Regulations, pertinent judicial authorities, interpretive rulings of the Internal Revenue Service and such other authorities as we have considered relevant.

                                  II. OPINIONS

         Subject to the various assumptions, limitations and qualifications set forth herein and based upon the facts and factual representations set forth herein, as of the time of the closing of the Transaction, we are of the opinion that, under current law:

                  (i) The Merger will constitute a reorganization within the meaning of Section 368(a) of the Internal Revenue Code.

                  (ii) No gain or loss will be recognized by holders of FMB stock who exchange all of their FMB Common Stock solely for FFMC Common Stock (except for cash received in lieu of fractional shares) in the Merger.

                  (iii) The tax basis of the FFMC Common Stock received by holders of FMB Common Stock who exchange all of their FMB Common Stock solely for FFMC Common Stock in the Merger will be the same as the tax basis of the FMB Common Stock surrendered in exchange for the FFMC Common Stock (reduced by an amount allocable to a fractional share interest in FFMC Common Stock for which cash is received).

                  (iv) The holding period of the FFMC Common Stock in the Merger will be the same of the holding period of the FMB Common Stock surrendered in exchange therefore, provided that such FFMC Common Stock is held as a capital asset at the Effective Time.

         This opinion may not be applicable to stockholders subject to special treatment under U.S. federal income tax law (including, for example, non-U.S. persons, financial institutions, dealers in securities, insurance companies, tax-exempt entities, holders who acquired FMB Common Stock pursuant to the exercise of an employee stock option or right or otherwise as compensation, and holders who hold FMB Common Stock as part of a hedge, straddle or conversion transaction).

         Except as set forth above, we express no opinion as to the tax consequences whether federal, state, local or foreign, to any part to the Merger or as to any other transactions related to the Merger or contemplated by the Agreement.

         This opinion is being furnished to you only in connection with the Merger and solely for your benefit in connection therewith and may not be used or relied upon for any other purpose and may not be circulated, quoted or otherwise referred to for any other purpose without our express written consent, except that we do consent to the use of this opinion as an exhibit to the Registration Statement on Form S-4 being filed by FFMC in connection with the Agreement, and to the references to us under the caption "THE MERGER - Certain Federal Income Tax Consequences" and elsewhere in the Proxy Statement. In giving such consent we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended.

                                          Very truly yours,



                                          Baker, Donelson, Bearman & Caldwell